Exhibit 10.38

AMENDMENT TO LETTER AGREEMENT

This Amendment TO THE LETTER AGREEMENT (this “Amendment”) is entered into as of March 27, 2024, between and among Arrowroot Acquisition Corp. (collectively with its subsidiaries and affiliates, the “Company”) and BTIG, LLC (“BTIG”). All capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings given to them in the letter agreement between the Company and BTIG dated July 25, 2023 (the “Agreement”) in connection with BTIG acting as the Company’s financial advisor in connection with the business combination between the Company and iLearningEngines, Inc. (“Target”), to which the Arrowroot Capital Management, LLC (the “Sponsor”), Thomas Olivier and Matthew Safaii are parties with respect to Section 4(b) and Section 7(c) thereof.

WHEREAS, the Company and BTIG originally entered into the Agreement which outlines the terms and conditions of the engagement of BTIG to act as to act as the Company’s financial advisor in connection with a possible transaction between the Company, as purchaser, and Target (the “Transaction”); and

WHEREAS, the parties wish to amend the Agreement to: (i) amend the terms of the Success Fee that is payable to BTIG, and (ii) amend the expense reimbursement terms as further described below.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Section 2(b) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(b) Success Fee. If the Company consummates a Transaction, the Company shall pay BTIG, a “Success Fee,” which shall be due to BTIG upon consummation of the Transaction and payable as set forth below, in the amount equal to three million dollars ($3,000,000). BTIG shall be entitled to receive the Success Fee if the Transaction is consummated during the term of this Agreement or at any time within one (1) year after the expiration or earlier termination of this Agreement, as applicable.

(i)	Payment in Cash: The Company hereby represents and warrants that the Company shall not pay to Cantor Fitzgerald & Co. (collectively with its subsidiaries and affiliates, “Cantor”) and/or Mizuho Securities USA LLC (collectively with its subsidiaries and affiliates, “Mizuho” and together with Cantor, the “Other Advisors”) any portion of the fees due to such party (by the Company or the Target, as the case may be) in cash; provided, however, that, notwithstanding the foregoing, the Company may, in its sole discretion, elect to pay up to $1,000,000 of the fees payable to Mizuho in cash during the period of time following the closing of the Transaction and prior to the date that the Resale Registration Statement (as defined below) is declared effective by the U.S. Securities and Exchange Commission (the “SEC”) (such date, the “Resale Registration Statement Effective Date”); provided, further, that if the Company elects, in its sole discretion, to pay fees to Mizuho in cash in the aggregate in excess of $1,000,000 (such excess, the “Excess Mizuho Payment”) during the period of time following the closing of the Transaction and prior to the Resale Registration Statement Effective Date, then the Company shall pay a portion of the Success Fee to BTIG in cash equal to the product of (i) the Success Fee, and (ii) a ratio, the numerator of which is the Excess Mizuho Payment and the denominator of which is $6,500,000 (the “BTIG Proportional Cash Payment”).

BTIG acknowledges and agrees that the Company may be required to make cash payments to Other Advisors of the Company (not to exceed $6,000,000 in the aggregate) (together with the Default Payment, the “Advisor Default Payments”) pursuant to default provisions on no more favorable terms to each such Other Advisor as Section 2(iv) (Company Default) of this Agreement. The Company acknowledges and agrees that the Advisor Default Payments shall be paid by the Company on a pari passu basis.

(ii)	Payment in Shares: Except as set forth in the last proviso of Section 2(b)(i) above, the Success Fee shall be payable by the Company to BTIG in the form of a certain number (as determined below) of shares (the “BTIG Fee Shares”) of the publicly traded common equity securities of the resulting public entity following the Transaction (the “New Common Stock”).

(iii)	Issuance of BTIG Fee Shares: The Company hereby agrees that, upon or immediately prior to the initial filing of the Resale Registration Statement (the “Initial Filing Date”), the Company (or any Successor) shall issue, transfer and deliver, or cause to be issued, transferred and delivered, the BTIG Fee Shares to BTIG payable hereunder in satisfaction of the Success Fee, in book-entry form, by irrevocable instruction from the Company (or its Successor) to its duly appointed transfer agent for the shares of New Common Stock (the “Transfer Agent”).

The number of BTIG Fee Shares to be so issued, transferred and delivered to BTIG in satisfaction of the Success Fee shall be equal to the greater of (a) the dollar amount of the Success Fee (less any portion of the Success Fee previously paid in cash, if any) divided by $10.00 and (b) the quotient obtained by dividing (x) the dollar amount of the Success Fee (less any portion of the Success Fee previously paid in cash, if any) by (y) the VWAP (as defined herein) of the New Common Stock over the seven (7) Trading Days immediately preceding the Initial Filing Date.

In the event that any BTIG Fee Shares are issued, transferred and delivered to BTIG and, thereafter but prior to the Resale Registration Statement Effective Date, the Company makes a cash payment to Mizuho which, if such payment had been made prior to the issuance, transfer or delivery of such BTIG Fee Shares, would have resulted in a lesser number of such shares being issued, transferred or delivered to BTIG pursuant to the calculation in Section 2(b)(i), (such cash payment, the “Mizuho Post-Filing Cash Payment” and such number of shares that would not have been issued, transferred and delivered if the additional cash payment to Mizuho had been made prior to the Initial Filing Date, the “Excess Shares”), then BTIG (i) shall not sell any Excess Shares on or after such time that BTIG learns of the Mizuho Post-Filing Cash Payment, (ii) the Company shall make a cash payment to BTIG in respect of the BTIG Proportional Cash Payment with respect to the Mizuho Post-Filing Cash Payment (the “Subsequent BTIG Cash Payment”) and (iii) in exchange for such Subsequent BTIG Cash Payment, BTIG shall forfeit and transfer to the Company all of the Excess Shares then held by BTIG for no additional consideration, and such Excess Shares shall be removed from the Resale Registration Statement.

Any BTIG Fee Shares so issued, transferred and delivered to BTIG in satisfaction of the Success Fee shall be validly issued, fully paid and non-assessable and free and clear of all liens, encumbrances and other restrictions on the pledge, sale or other transfer of such shares of New Common Stock (including any restrictions that may arise due to contractual “lock-ups” but excluding any restrictions that may arise due to applicable U.S. federal or state securities laws) (collectively, “Restrictions”).

(iv)	Resale & Stockholder Rights: The Company further hereby agrees that all BTIG Fee Shares shall be issued, transferred and delivered to BTIG with (x) “registration rights” enabling BTIG to promptly resell, freely trade and otherwise dispose of its BTIG Fee Shares (as further described below) and (y) “pre-emptive,” “anti-dilution,” “tag,” and “drag” stockholder rights, in each case, substantially consistent with those registration and stockholder rights received by any investor in any “public investment in private equity” (or “PIPE”) that closes substantially concurrently with the Transaction (or if no PIPE closes in connection therewith, then substantially consistent with those provided to the Sponsor with respect to any of the equity securities it holds in the Company), if any (collectively, the “Stockholder Rights”). For the avoidance of doubt, the definition of PIPE shall not include the convertible promissory notes issued by Target, and Stockholder Rights shall not include the conversion rights of the such convertible promissory notes.

Pursuant to the “registration rights” described above, the Company hereby agrees that it (or any Successor) shall:

(a)	Prepare and, as soon as practicable, but in no event later than sixty (60) days following the consummation of the Transaction (the “Closing”), file with the SEC a re-sale registration statement on Form S-1 (or any successor form) to register the re-sale of all of the BTIG Fee Shares (the “Resale Registration Statement”);

(b)	Use its commercially reasonable efforts to cause the Resale Registration Statement to be declared effective by the SEC by (i) the 90th calendar day after the Initial Filing Date if the Company is notified (orally or in writing, whichever is earlier) by the SEC that such Resale Registration Statement will not be reviewed by the SEC, (ii) by the 120th calendar day after the Initial Filing Date, if such Resale Registration Statement is subject to review by the SEC, or (iii) in any event, no later than the 180th calendar day after the Closing;

(c)	Use commercially reasonable efforts to maintain (i) the effectiveness of the Resale Registration Statement and (ii) the New Common Stock’s authorization for quotation or listing on Nasdaq Stock Market (or any other “national securities exchange” registered with the SEC under Section 6 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), in each case, until the earlier of (i) the date upon which all BTIG Fee Shares have been sold, disposed or otherwise transferred by BTIG or are otherwise no longer outstanding and (ii) the two (2) year anniversary of the date of the effectiveness of the Resale Registration Statement;

(d)	If following the Resale Registration Statement Effective Date, the Resale Registration Statement ceases to become effective or available and any BTIG Fee Shares remain outstanding, (i) file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act, and (ii) otherwise meet the public reporting requirements so that, from and after the twelve (12) month anniversary of the Closing until the earlier of the two (2) year anniversary of the Resale Registration Statement Effective Date and the date on which none of the BTIG Fee Shares are held by BTIG (and/or its affiliates), BTIG (and/or its affiliates) will be entitled to re-sell, freely trade or otherwise dispose of all of the BTIG Fee Shares issuable hereunder without restriction or limitation pursuant to Rule 144 under the Act; and

(e)	Following either (i) the effectiveness of the Resale Registration Statement, and/or (ii) the one year anniversary of the Closing (if relying on Rule 144 under Securities Act of 1933, as amended (the “Act”)), in each case (as applicable), upon BTIG’s request and provided that BTIG provides any reasonable requested representation letters, (x) instruct and cause its legal counsel to promptly provide the necessary “blanket” legal opinion(s) to the Transfer Agent so that such Transfer Agent may remove any “restrictive legends” from the BTIG Fee Shares, (y) take all actions reasonably necessary to cause the Transfer Agent to remove any such “restrictive legends” from the BTIG Fee Shares, and (z) take any such further action as BTIG may reasonably request, in each case, to enable BTIG (and/or its affiliates) to promptly resell, freely trade or otherwise dispose of the BTIG Fee Shares (such obligations set forth in clauses (a)-(e) above, the “Resale Rights Obligations”).

Notwithstanding anything to the contrary in this Agreement, the Company shall be entitled to delay or postpone the effectiveness of the Resale Registration Statement, and from time to time to require BTIG not to sell under the Resale Registration Statement or to suspend the effectiveness thereof, if the negotiation or consummation of a material transaction by the Company or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event the Company’s board of directors reasonably believes, upon the advice of legal counsel, would require additional disclosure by the Company in the Resale Registration Statement of material information that the Company has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Resale Registration Statement would be expected, in the reasonable determination of the Company’s board of directors, upon the advice of legal counsel, to cause the Resale Registration Statement to fail to comply with applicable disclosure requirements (each such circumstance, a “Suspension Event”); provided, however, that the Company may not delay or suspend the Resale Registration Statement on more than three occasions or for more than sixty (60) consecutive calendar days, or more than one hundred eighty (180) total calendar days, in each case during any twelve-month period. Upon receipt of any written notice from the Company of the happening of any Suspension Event during the period that the Resale Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, BTIG agrees that (i) it will immediately discontinue offers and sales of the BTIG Fee Shares under the Resale Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until BTIG receives copies of a supplemental or amended prospectus (which the Company agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Company that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by the Company unless otherwise required by law or subpoena. If so directed by the Company, BTIG will destroy, all copies of the prospectus covering the BTIG Fee Shares in BTIG’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the BTIG Fee Shares shall not apply (i) to the extent BTIG is required to retain a copy of such prospectus (a) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (b) in accordance with a bona fide pre-existing document retention policy or (ii) to copies stored electronically on archival servers as a result of automatic data back-up.

(v)	Company Default: Subject to the limitation in the second paragraph of this Section 2(b)(v), without limiting any rights or remedies available to BTIG hereunder, in the event that the Company (or its Successor) is unable to, or otherwise does not, (a) issue, transfer and deliver, or cause to be issued, transferred and delivered, the full amount of the BTIG Fee Shares in satisfaction of the Success Fee, free and clear of all Restrictions, immediately prior to the Initial Filing Date, or (b) subject to the occurrence of any Suspension Event described in Section 2(b)(iv) above, (i) cause the Resale Registration Statement to be declared effective by the SEC in accordance with Section 2(b)(iv)(b), or (ii) otherwise comply in all respects with the Resale Rights Obligations, subject to the occurrence of any Suspension Event, such that BTIG (and/or its affiliates) are unable to promptly resell, freely trade or otherwise dispose of the BTIG Fee Shares within six (6) months of the Closing, then, in each of the foregoing cases of (a) and (b), at the sole election of BTIG made by written notice provided to the Company, the Company (or its Successor) shall promptly (but in any event within ten (10) Business Days) after receipt of such notice, pay to BTIG $3,000,000 (less the sum of any Realized Proceeds (as defined below) or any other portion of the Success Fee previously paid in cash), in cash, in full satisfaction of the Success Fee (such payment, the “Default Payment”). As used herein, “Realized Proceeds” shall mean the proceeds realized by BTIG pursuant the sale, transfer or disposition of any BTIG Fee Shares.

Notwithstanding the foregoing, BTIG agrees that it shall not exercise its right to require the Company to pay the Default Payment during any period in which:

a.	The Principal Market has notified the Company that (x) the Company is not in compliance with the applicable minimum bid price for continued listing of the New Common Stock on such Principal Market; or (y) the New Common Stock is subject to delisting from such Principal Market for continued failure to comply with such minimum bid price requirement, so long as, in each case, the Company has timely filed a Form 8-K with respect any such delisting notice, until such time the Company has regained compliance with such minimum bid price requirement; or

b.	The Company has failed to timely file all reports required to be filed by the Company pursuant to Sections 13(a) and 15(d) of the Exchange Act, provided that the Company has timely filed a Form NT 10-Q or Form NT 10-K for any such delinquent Quarterly Report on Form 10-Q or Annual Report on Form 10-K, as applicable, until such time the Company has filed all reports required to be filed by the Company pursuant to Section 13(a) and 15(d) of the Exchange Act.

If BTIG intends to exercise its right to require the Company to pay the Default Payment, then BTIG shall deliver written notice to the Company (including via email) of such intent and such written notice shall include a description of the Default Event, the number of shares that BTIG has previously sold, transferred or otherwise disposed of (if any), and the Realized Proceeds. The Company shall then have thirty (30) days to cure such Default Event, and if cured, no Default Payment shall be due or payable to BTIG in connection with such Default Event.

Upon BTIG’s receipt of the Default Payment, BTIG shall, within thirty (30) days of such receipt, forfeit and transfer to the Company all of the BTIG Fee Shares then held by BTIG (less any BTIG Fee Shares that may have already been sold, transferred or otherwise disposed of by BTIG) for no additional consideration (so long as BTIG is able to do so without any restrictions), and BTIG shall not be entitled to any other fees or consideration hereunder.

This Section 2(v) (Company Default) shall terminate in full upon (and no Default Payment shall become due or payable after) the earliest of (i) the payment, in cash, of the Default Payment; and (ii) the sale, transfer or other disposition of all of the BTIG Fee Shares by BTIG.

The Default Payment is subordinated in right to payment to the prior payment in full of any Senior Indebtedness of the Company in existence on the date hereof or hereafter incurred. For purposes hereof, “Senior Indebtedness” shall mean all amounts due in connection with (i) indebtedness of the Company to banks or other lending institutions regularly engaged in the business of lending money, and (ii) any indebtedness or any debentures, notes or other evidence of indebtedness issued in exchange for such Senior Indebtedness, or any indebtedness arising from the satisfaction of such Senior Indebtedness by a guarantor. Upon request of the Company, BTIG shall promptly execute and deliver a subordination agreement (in form and substance reasonably satisfactory to BTIG) of the Default Payment with respect to any Senior Indebtedness.

(vi)	Other Defined Terms: For purposes hereof:

(a)	“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in The City of New York are generally are open for use by customers on such day.

(b)	“VWAP” shall mean, for the New Common Stock for a specified period, the dollar volume-weighted average price for the New Common Stock on the Principal Market, for such period, as reported by Bloomberg through its “AQR” function. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during such period.

(c)	“Principal Market” shall mean the principal national securities exchange on which the New Common Stock is then listed or traded.

(d)	“Successor” shall mean the publicly traded surviving or successor entity to the Company following the consummation of the Transaction.

(e)	“Trading Day” shall mean any day on which the Principal Market is open for trading (regular way), including any day on which it is open for trading (regular way) for a period of time less than the customary time.

All fees payable hereunder are non-refundable.

No fee payable to any other person, whether payable by the Company or any other party, in connection with the subject matter of this engagement shall reduce or otherwise affect any fee payable hereunder. For the avoidance of doubt, the Company agrees that any fees paid in accordance with this Agreement relate solely to the scope of work described in this Agreement.”

2. Section 3 of the Agreement is hereby deleted in its entirety and replaced with the following:

“3. Expenses and Payments. In addition to the fees described above, the Company shall reimburse BTIG, and BTIG shall separately bill the Company, for all reasonable documented out-of-pocket expenses in connection with this engagement (including reasonable fees and disbursements of BTIG’s legal counsel, travel expenses, miscellaneous printing, shipping/delivery and other expenses and other third party services) promptly upon request, and, in any case, within 30 days after BTIG submits an invoice in respect thereto, provided, that the aggregate amount of expenses reimbursable by the Company under this Section 3 shall not exceed $400,000 without the express written consent of the Company. All amounts payable under this Agreement shall be promptly paid without setoff and without deduction for any withholding, value-added or other similar taxes, charges, fees or assessments; provided, however, that the fees and expenses of Ellenoff Grossman & Schole LLP (“EGS”) may be paid by the Company directly to EGS in connection with the consummation of the Transaction and setoff against the expenses reimbursable hereunder. It is anticipated that the Company shall engage, at its sole expense, legal counsel, accountants, and other professionals as reasonably required by the Company in order to conduct the Transaction. For the avoidance of doubt, the Company will not be required to make reimbursement under this Section 3 of an expense to the extent that such expense has been reimbursed by the Company pursuant to that certain letter agreement by and between the Company and BTIG dated as of November 15, 2023 with respect to BTIG’s engagement to provide investment banking services to the Company in connection with one or more private placement transactions (the “Private Placement Engagement Letter”).”

3. Section 8 of the Agreement is hereby amended by adding the following as new Section 8(q):

“(q) Each of the Company and BTIG will, upon request of the other, execute such other documents, instruments or agreements as may be reasonable or necessary to effectuate the agreements set forth in this Agreement. Prior to the Closing, if the agreements executed by the Company in connection therewith do not directly or indirectly provide for the assumption by the Successor of the Company’s obligations under this Agreement, the Company shall cause such Successor to (x) execute and deliver to BTIG a joinder agreement, in form and substance reasonably satisfactory to BTIG, pursuant to which it shall join this Agreement, as a signatory and a party and thus be subject to all of the terms and conditions set forth herein that apply to the Company, and (y) comply with the obligations and covenants of the Company set forth herein.”

4.	For the avoidance of doubt, nothing in this Amendment shall amend the terms of the Private Placement Engagement Letter, which remains in full force and effect in accordance with its terms. BTIG acknowledges and agrees that no fees are owed or payable to BTIG pursuant to the Private Placement Engagement Letter in connection with the Transaction. Any such fees would become payable to BTIG as provided in the Private Placement Engagement Letter (i.e., upon consummation of a “Transaction” as that term is defined in the Private Placement Engagement Letter). Further, the Company and BTIG agree that any expenses incurred by BTIG pursuant to the Private Placement Engagement Letter that are reimbursable to BTIG by the Company in accordance with the Private Placement Engagement Letter shall be reimbursable to BTIG pursuant to Section 3 of the Agreement, as amended by this Amendment.

5.	Except as expressly set forth in this Amendment, all other provisions of the Agreement shall continue in full force and effect. This Amendment shall be governed by and construed in accordance with the internal laws of the State of California, without reference to principles of conflicts of law.

6.	This Amendment may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall constitute an original, while all such counterparts shall together constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, this Amendment has been executed on behalf of the parties hereto as of the day and year first above written.

Accepted and agreed to as of the date first written above.

BTIG, LLC

By:	/s/ Ed Kovary
	Name:	Ed Kovary
	Title:	Managing Director, Head of SPAC Capital Markets

Arrowroot Acquisition Corp.

By:	/s/ Matthew Safaii
	Name:	Matthew Safaii
	Title:	Partner

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